UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 6, 2015

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2015, CytoDyn Inc. (the “Company”) entered into employment agreements with Nader Z. Pourhassan, President and Chief Executive Officer of the Company, and Michael D. Mulholland, Chief Financial Officer, Treasurer and Corporate Secretary of the Company (together, the “Employment Agreements”). The Employment Agreements provide for indefinite terms of employment, until terminated by either party pursuant to the terms of the Employment Agreements.

The Employment Agreements provide for (i) an annual base salary of $325,000 for Dr. Pourhassan and $250,000 for Mr. Mulholland, (ii) a target annual bonus payable in cash or, at the discretion of the Board of Directors of the Company (the “Board”), 50% in cash in 50% in stock of the Company, for Dr. Pourhassan equal to one-hundred percent (100%) of base salary and fifty percent (50%) for Mr. Mulholland, subject to achievement of certain performance objectives, and (iii) an annual supplemental bonus for Dr. Pourhassan, subject to the sole discretion of the Board, in an amount to be determined by the Board.

In the event the Company terminates either Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of twelve months of base salary (except that such amount shall not be payable if, as of the effective time of Dr. Pourhassan’s or Mr. Mulholland’s termination, as applicable, the Board determines either that the Company has less than $4.0 million in cash-on-hand, or that the net worth of the Company, defined as the total assets of the Company less the total liabilities of the Company, is less than $5.0 million), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

In the event the Company terminates Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, or Dr. Pourhassan or Mr. Mulholland resigns for good reason, as defined in the Employment Agreements, within twelve months following a change in control, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of eighteen months of base salary (in lieu of, and not in addition to, the twelve months’ base salary that may be payable upon a termination without cause not within twelve months following a change in control), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

The foregoing description of the Employment Agreements is intended to be a summary and is qualified in its entirety by reference to such documents, which are attached as Exhibit 10.1 and 10.2 and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 —	Amended and Restated Employment Agreement by and between CytoDyn Inc. and Nader Pourhassan dated January 6, 2015.

Exhibit 10.2 —	Employment Agreement by and between CytoDyn Inc. and Michael D. Mulholland dated January 6, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: January 7, 2015	By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer